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                                                                     EXHIBIT 99
     XYVISION, INC. ANNOUNCES EXPIRATION OF STOCKHOLDER RIGHTS PLAN



READING, MA - October 27, 1998. Xyvision, Inc. (OTCBB:XYVID) announced today that each of the Rights representing the right to purchase one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock upon the terms and subject to the conditions set forth in the Rights Agreement, dated as of October 19, 1988, by and between the Company and Mellon Bank N.A., as amended, expired on October 26, 1998 pursuant to the terms of the Rights Agreement. The Company has no current plans to adopt a new Stockholder Rights Plan.

About Xyvision

Xyvision provides information management and document production solutions that leverage the value of an organization's information assets and automate the production of paper and digital documents. One of the earliest and most established developers of publishing and information management solutions, Xyvision markets products that are used by industry-leading aerospace and automotive manufacturers, standards organizations, telecommunications companies, publishers, and publishing service providers to produce reference books, journals, catalogs, directories, financial and legal material and technical manuals.

More information about Xyvision is available at http://www.xyvision.com.

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